UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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OCEANEERING INTERNATIONAL, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

April 8, 2016

Dear Shareholder:
You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 6, 2016, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041.
On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2015 is enclosed.
We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
Thank you for your interest in Oceaneering.

John R. Huff	M. Kevin McEvoy
Chairman of the Board	Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 6, 2016.
The proxy statement and annual report are available on the Internet at http://www.oceaneering.com/investor-relations/annual-reports-and-proxy-statements/.
The following information applicable to the Annual Meeting may be found in the proxy statement and/or the accompanying proxy card:

•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access your proxy card; and

•	information about attending the meeting and voting in person.

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 6, 2016

To the Shareholders of Oceaneering International, Inc.:
The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 6, 2016, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041 for the following purposes:

•
elect two Class III directors as members of the Board of Directors of Oceaneering to serve until the 2019 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers (Proposal 2);

•	ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2016 (Proposal 3); and

•	transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
The Board of Directors recommends votes in favor of all proposals.
The close of business on March 23, 2016 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
Our Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting via the Internet or by telephone.

By Order of the Board of Directors,

David K. Lawrence Senior Vice President, General Counsel and Secretary
April 8, 2016

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL
YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA
THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH INSTRUCTIONS IN
THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING
Only shareholders of record of Oceaneering International, Inc. (“Oceaneering”) at the close of business on March 23, 2016 will be entitled to notice of, and to vote at, the meeting. As of that date, 98,058,211 shares of our Common Stock, $0.25 par value per share (“Common Stock”), were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about April 8, 2016. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
The accompanying proxy is solicited on behalf of our Board of Directors (our “Board”) for use at our Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Inc. to solicit proxies at a fee estimated at $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR Proposal 1 to elect the director nominees proposed by our Board, FOR Proposal 2 to cast an advisory vote on a resolution to approve the compensation of Oceaneering’s Named Executive Officers, and FOR Proposal 3 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2016.
Methods of Voting
Voting by Mail – You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.
Voting via the Internet or by Telephone – If you are a shareholder of record, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.
The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
If you hold shares through a brokerage firm, bank or other custodian, you may vote via the Internet or by telephone only if the custodian offers that option.
Revocability of Proxies
If you are a shareholder of record, and you vote by proxy by mail, the Internet or telephone, you may later revoke your proxy instructions by:

•
sending a written statement to that effect to our Corporate Secretary at 11911 FM 529, Houston, Texas 77041-3000, the mailing address for the executive offices of Oceaneering, provided that we receive the statement before the Annual Meeting;

•	submitting a signed proxy card, prior to the Annual Meeting, with a later date;

•	voting at a later time, but prior to the Annual Meeting, via the Internet or by telephone; or

•	voting in person at the Annual Meeting.
If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
PROPOSAL 1
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently three directors of Class III, and two directors each of Classes I and II. The members of each class serve for three years following their election, with one class being elected each year.
The two Class III directors are to be elected at the 2016 Annual Meeting. As recently announced, Harris J. Pappas, currently a Class III director, is retiring from the Board concurrently with the election of Class III directors at the 2016 Annual Meeting. In May 2015, our shareholders elected M. Kevin McEvoy as a Class II director. In April 2016, however, our Board redesignated him as a Class III director so that, following the retirement of Mr. Pappas from the Board, the classes of directors would be equal in number (thereby meeting the requirement of our Amended and Restated Bylaws that the classes of directors be as equal in number as possible).
In accordance with our bylaws, directors are elected by a plurality of the votes cast. However, our Corporate Governance Guidelines provide that, in an uncontested election of directors, any director nominee who does not receive a “for” vote by a majority of shares present in person or by proxy and entitled to vote and actually voting on the matter shall promptly tender his or her resignation to the Nominating and Corporate Governance Committee of our Board, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board with respect to the director’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results. Abstentions and broker “non-votes” marked on proxy cards will not be counted in the election.

The Class III directors will serve until the 2019 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes I and II will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2017 and 2018, respectively.

Our Board of Directors unanimously recommends a vote FOR election of the nominees for Class III directors named below. The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
Set forth below is information (ages are as of May 6, 2016) with respect to the two nominees for election as Class III directors of Oceaneering, M. Kevin McEvoy and Paul B. Murphy, Jr.
INFORMATION ABOUT NOMINEES FOR ELECTION AND CONTINUING DIRECTORS

Nominees for Election
2016 - Class III Directors

M. Kevin McEvoy

Mr. McEvoy, 65, has been Chief Executive Officer of Oceaneering since May 2011. Mr. McEvoy joined Oceaneering in 1984, when we acquired Solus Ocean Systems, Inc. Since 1984, he has held various senior management positions in each of our operating groups. He was appointed Executive Vice President in 2006, with the additional position of Chief Operating Officer in 2010, and President from May 2011 to February 2015. Mr. McEvoy has been a director of Oceaneering since May 2011.

The Board has determined that Mr. McEvoy is qualified to serve on our Board based on his thorough knowledge regarding Oceaneering and its businesses, which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Since joining Oceaneering in 1984, Mr. McEvoy has been involved in all aspects of our operating groups, including service as a Vice President, Senior Vice President, Executive Vice President, Chief Operating Officer, President and Chief Executive Officer. He holds leadership roles in several industry trade associations. Mr. McEvoy has over 40 years of experience in offshore, diving and other subsea and marine-related activities, primarily in oilfield-related areas, with significant international exposure.

Paul B. Murphy, Jr.
Mr. Murphy, 56, has, since 2009, been Chief Executive Officer, President and a director of Cadence Bancorp, LLC, a privately owned bank holding company for Cadence Bank. Formed in 2009, Cadence Bank operates numerous branches in five states, including Texas. Mr. Murphy previously was employed by Amegy Bank of Texas from 1990 to 2009, where he served in senior leadership roles, including as Chief Executive Officer from 2000 to 2009 and as a director of that bank from 1994 to 2009. Mr. Murphy also served as a director of the Federal Reserve Bank of Dallas – Houston Branch from 2009 through 2015. Mr. Murphy is a director of Hines Real Estate Investment, Inc. and Houston Endowment Inc. Mr. Murphy was appointed to Oceaneering’s Board in August 2012 and is chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the Board.
The Board has determined Mr. Murphy is qualified to serve on our Board based on his considerable experience as an executive officer and director of both privately owned and publicly traded companies, particularly financial institutions. Mr. Murphy’s financial background, and business and entrepreneurial experience in the financial services industry, allow him to provide valuable contributions to our Board. Including his service on our Board, Mr. Murphy has 18 years of experience as a director of publicly owned companies.
Continuing Directors
Information below (ages are as of May 6, 2016) is for those directors whose terms will expire in 2017 and 2018.
2017 - Class I Directors

T. Jay Collins

Mr. Collins, 69, served as Chief Executive Officer of Oceaneering from 2006 to May 2011, and as President of Oceaneering from 1998 to May 2011. Mr. Collins previously served as Chief Operating Officer of Oceaneering from 1998 until 2006. He also served as Executive Vice President – Oilfield Marine Services of Oceaneering from 1995 to 1998 and as Senior Vice President and Chief Financial Officer of Oceaneering from 1993 until 1995. Mr. Collins also serves as a director of Murphy Oil Corporation, Pason Systems Inc., Texas Institute of Science, Inc. and NuMat Technologies, Inc. Mr. Collins has been a director of Oceaneering since 2002.

The Board has determined that Mr. Collins is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his thorough knowledge regarding Oceaneering and its businesses which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Since joining Oceaneering in 1993, Mr. Collins has been involved in all functional aspects of our management, including service as our Chief Financial Officer, our Chief Operating Officer and our Chief Executive Officer. Mr. Collins has extensive knowledge of the oil and gas industry. Including his service on our Board, Mr. Collins has over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.

D. Michael Hughes

Mr. Hughes, 77, has been owner of The Broken Arrow Ranch and affiliated businesses, which harvest, process and market wild game meats, since 1983. He has been associated with Oceaneering since its incorporation, serving as Chairman of the Board from 1970 to 1980 and from 1984 to 1990. He is Chairman of the Nominating and Corporate Governance Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board. Mr. Hughes has been a director of Oceaneering since 1970.

The Board has determined that Mr. Hughes is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including his prior service as Chairman of the Board, as well as his thorough knowledge regarding our company, its culture and history and our businesses gained from his association with Oceaneering since its inception.

Mr. Hughes has significant business ownership, financial and entrepreneurial expertise and experience. Including his service on our Board, Mr. Hughes has over 50 years of experience with companies engaged in oilfield-related or other energy-related businesses.

2018 - Class II Directors

John R. Huff

Mr. Huff, 70, has been Chairman of Oceaneering’s Board of Directors since 1990. He served as Chief Executive Officer of Oceaneering from 1986 to 2006. Mr. Huff also serves as a director of Suncor Energy Inc. and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP. Mr. Huff previously served as a director of several other publicly traded companies, including several in the oilfield services industry. Mr. Huff has been a director of Oceaneering since 1986.

The Board has determined that Mr. Huff is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including over 25 years as Chairman of our Board, his in-depth knowledge regarding Oceaneering and its businesses which he gained through 20 years as our Chief Executive Officer, and his considerable experience as an entrepreneur and a director of several other, large multi-national companies, including several companies engaged in oilfield-related and other energy-related businesses. Mr. Huff has extensive knowledge of the oil and gas industry as well as relationships with chief executive officers and senior management at oil and gas and oilfield companies throughout the world. Including his service on our Board, Mr. Huff has over 45 years of experience with companies engaged in oilfield-related or other energy-related businesses.

Steven A. Webster

Mr. Webster, age 64, has served as Co-Managing Partner of Avista Capital Partners LP, a private equity firm focused on investments in the energy, healthcare and other business sectors, since he co-founded that firm in 2005. From 2000 until 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity. From 1997 to 1999, he was the Chief Executive Officer and President of R&B Falcon Corporation, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988. Mr. Webster is also a director and Chairman of the Board of Carrizo Oil & Gas, Inc. and Basic Energy Services, Inc. He also serves as a director of Era Group Inc. In addition, Mr. Webster serves as a trust manager and a member of the Compensation Committee of Camden Property Trust. Mr. Webster previously served as a director of various other public and private companies, including several companies engaged in oil and gas exploration and production or oilfield services. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Oceaneering’s Board.

The Board has determined that Mr. Webster is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business leadership skills from his tenure as chief executive officer of publicly traded companies, his over 30-year career in private equity and investment activities, and his experience as a director of various other public and private companies. Mr. Webster has over 35 years of experience in the onshore and offshore oil and gas exploration and production and oilfield services industries.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth the number of shares of Common Stock beneficially owned as of March 23, 2016 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

Name	Number of Shares (1)	Shares Underlying Restricted Stock Units (2)	Total
T. Jay Collins	43,452	—	43,452
Clyde W. Hewlett	33,478	31,293	64,771
John R. Huff	73,196	15,000	88,196
D. Michael Hughes	64,139	—	64,139
Kevin F. Kerins	23,386	12,700	36,086
Roderick A. Larson	16,750	43,944	60,694
M. Kevin McEvoy	111,740	136,255	247,995
Marvin J. Migura	67,695	33,731	101,426
Paul B. Murphy, Jr.	15,000	—	15,000
Harris J. Pappas	103,000	—	103,000
Steven A. Webster	8,000	—	8,000
All directors and executive officers as a group (18 persons)	647,504	382,326	1,029,830

(1)
There are no outstanding stock options for directors and executive officers. Includes the following shares granted in 2016 pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no dispositive power: Mr. Collins – 4,000; Mr. Huff – 10,000; Mr. Hughes – 4,000; Mr. Murphy – 4,000; Mr. Pappas – 4,000; Mr. Webster – 4,000; and all directors and executive officers as a group – 30,000. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the individual has the right to direct the plan trustee on how to vote: Mr. McEvoy – 27,858; Mr. Hewlett – 269; and all directors and executive officers as a group – 35,692. At withdrawal, the share equivalents are settled in shares of Common Stock. Also includes the following shares as to which the indicated director has shared voting and dispositive power: Mr. Hughes – 15,840. Each executive officer and director owns less than 1% of the outstanding Common Stock; all directors and executive officers as a group own (a) approximately 0.7% of the outstanding Common Stock and (b) approximately 1% of the total of (i) the outstanding shares of Common Stock and (ii) the shares underlying restricted stock units owned by directors and executive officers as a group.

(2)
Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.

Listed below are the only persons who, to our knowledge, may be deemed to be beneficial owners as of March 23, 2016 of more than 5% of the outstanding shares of Common Stock. This information is based on beneficial ownership reports filed with the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
FMR LLC 245 Summer Street Boston, MA 02210	14,676,746	(2)	15.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	11,139,779	(3)	11.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,137,581	(4)	7.3%

(1)	All percentages are based on the total number of issued and outstanding shares of Common Stock as of March 23, 2016.

(2)
The amount beneficially owned of 14,676,746 shares of Common Stock, as shown, is as reported by FMR LLC in a Schedule 13G/A filed with the SEC and dated February 12, 2016. The Schedule 13G/A reports that FMR LLC has sole voting power with respect to 750,816 shares and sole dispositive power with respect to all 14,676,746 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant subsidiaries of FMR LLC collectively and beneficially owning the shares being reported in the Schedule 13G/A as: Crosby Advisors LLC; FIAM LLC (formerly known as Pyramis Global Advisors, LLC); Fidelity Institutional Asset Management Trust Company (formerly known as Pyramis Global Advisors Trust Company); FMR Co., Inc.; and Strategic Advisers, Inc. The Schedule 13G/A further reports: (i) FMR Co., Inc. is the beneficial owner of 5% or greater of the Common Stock outstanding; (ii) Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC; (iii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the voting equity of FMR LLC; (iv) the Johnson family group and other equity owners of FMR LLC have entered into a voting agreement; (v) through their ownership of voting equity and the execution of the voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC; (vi) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees; and (vii) Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The Schedule 13G/A disclaims reporting on shares, if any, beneficially owned by certain subsidiaries, affiliates or other companies whose beneficial ownership of shares is disaggregated from that of FMR LLC in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).

(3)
The amount beneficially owned of 11,139,779 shares of Common Stock, as shown, is as reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC and dated January 8, 2016. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 10,450,188 shares and sole dispositive power with respect to all 11,139,779 shares.

(4)
The amount beneficially owned of 7,137,581 shares of Common Stock, as shown, is as reported by The Vanguard Group in a Schedule 13G/A filed with the SEC and dated February 11, 2016. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to 94,103 shares, sole dispositive power with respect to 7,037,737 shares, shared voting power with respect to 10,100 shares and shared dispositive power with respect to 99,844 shares. The Schedule 13G/A further reports that: (i) Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 64,444 shares, or 0.07% of the Common Stock outstanding, as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 65,059 shares, or 0.07% of the Common Stock outstanding, as a result of its serving as investment manager of Australian investment offerings.

CORPORATE GOVERNANCE
During 2015, our Board of Directors held 10 meetings of the full Board and 17 meetings of committees of the Board. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he served. In addition, we have a policy that directors are encouraged to attend the Annual Meeting. Last year, all of our directors attended our Annual Meeting. In 2015, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2016. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (independent members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3000.
Under rules adopted by the New York Stock Exchange (the “NYSE”), our Board of Directors must have a majority of independent directors. The director independence standards of the NYSE require a board determination that our director has no material relationship with us and has no specific relationships that preclude independence. Our Board considers relevant facts and circumstances in assessing whether a director is independent. Our Board has determined that the following directors meet the NYSE independence requirements: Jerold J. DesRoche (who retired in May 2015); John R. Huff; D. Michael Hughes; Paul B. Murphy, Jr.; Harris J. Pappas; and Steven A. Webster.

We have three standing committees of our Board of Directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board has determined that each member of these committees is independent in accordance with the requirements of the NYSE. Our Board has also determined that each member of the Audit Committee meets the independence requirements that the SEC has established for service on an audit committee.
COMMITTEES OF THE BOARD
Audit Committee

The Audit Committee, which is comprised of Messrs. Murphy (Chairman), Hughes and Pappas, held eight meetings during 2015. Our Board of Directors has determined that all current members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. For information relating to the background of each member of the Audit Committee, see the biographical information under “Information about Nominees for Election and Continuing Directors.”

The Audit Committee is appointed by our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:

•	the integrity of our financial statements;

•	our compliance with applicable legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.

Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditors. The Audit Committee operates under a written charter adopted by our Board of Directors. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditors’ work.

In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) and the independent auditors’ annual audit of our internal control over financial reporting; recommends to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our internal auditors, independent auditors and management; reviews the general scope of our accounting, financial reporting, annual audit and our internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies. A copy of the Audit Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”
Compensation Committee

The Compensation Committee, which is comprised of Messrs. Pappas (who succeeded Mr. DesRoche as Chairman in May 2015) and Webster (since his appointment in March 2015), held five meetings during 2015. The Compensation Committee is appointed by our Board of Directors to:

•	assist the Board in discharging its responsibilities relating to: (i) compensation of our executive officers and nonemployee directors; and (ii) employee benefit plans and practices; and

•
produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.

Specific duties and responsibilities of the Compensation Committee include: overseeing our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the directors’ and officers’ indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its own performance and its charter.

In August 2015, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian” or the “Compensation Consultant”), a nationally recognized human resource consulting firm, to assist the Compensation Committee in its administration of compensation for our executive officers. From 2004 through March 2015, the Compensation Committee was assisted by Mercer in those duties. During such period, Mercer assisted the Compensation Committee in the design and particulars of our existing and prior long-term incentive programs. In November 2015, Meridian provided to the Compensation Committee a market analysis of: (i) direct compensation (salary, annual incentive bonus and long-term incentive compensation) for our executives and other key employees; (ii) retirement plan values and perquisites for our Chief Executive Officer, our Senior Vice President who served as our Executive Vice President through December 31, 2015, and our President; and (iii) compensation for nonemployee directors among peer group companies, and other survey data (see “Compensation Discussion and Analysis – The Role of the Compensation Consultant” in this Proxy Statement).

The Compensation Committee approved the form and amounts of our 2015 long-term incentive program and compensation for our executive officers and other key employees, and recommended to the Board the forms and amounts of compensation for nonemployee directors.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the Compensation Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”
Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is comprised of Messrs. Hughes (Chairman), Murphy and (since his appointment in March 2015) Webster, held four meetings during 2015. Mr. DesRoche was a member of the committee until his retirement in May 2015. The Nominating and Corporate Governance Committee is appointed by our Board of Directors to, among other things:

•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees;

•	periodically review with our Board succession planning with respect to our Chief Executive Officer and other executive officers;

•	evaluate related-person transactions in accordance with our policy regarding such transactions; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.

The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter and a copy of our Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of each of these documents from us upon request.

The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.

Shareholder Nominations for Board Candidates

The Nominating and Corporate Governance Committee will also consider nominees recommended by shareholders in accordance with our bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s diversity and having an appropriate mix of backgrounds and skills. In that regard, our Corporate Governance Guidelines provide that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences.

A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our bylaws, as well as applicable securities laws and regulations of the NYSE. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Committee or by a shareholder, and will evaluate each of them on the same basis.

As to each person a shareholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must:

•
include the name, age, business address, residence address (if known) and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

The nomination notice must also include, as to that shareholder and any of that shareholder’s “associates” (defined to include (i) any person acting in concert with that shareholder, (ii) any person who beneficially owns shares of Common Stock owned of record or beneficially by that shareholder and (iii) any person controlling, controlled by or under common control with, directly or indirectly, that shareholder or any person described in the foregoing clause (i) or (ii)) on whose behalf the nomination or nominations are being made:

•	the name and address of that shareholder, as they appear on our stock records and the name and address of that associate;

•	the number of shares of Common Stock which that shareholder and that associate own beneficially or of record;

•
a description of any agreement, arrangement or understanding relating to any hedging or other transaction or series of transactions (including any derivative or short position, profit interest, option, hedging transaction or borrowing or lending of shares) that has been entered into or made by that shareholder or that associate, the effect or intent of which is to mitigate loss, manage risk or benefit from share price changes or to increase or decrease the voting power of that shareholder or that associate, in any case with respect to any share of Common Stock;

•
a description of all arrangements and understandings between that shareholder or that associate and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•
a representation as to whether that shareholder or that associate, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends, (i) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (ii) otherwise to solicit proxies in support of the nomination; and

•
any other information relating to that shareholder and that associate that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations, in connection with solicitations of proxies for an election of a director.

In addition, the nomination notice must include a representation that the shareholder will notify us in writing of any change in any of the information referenced above as of the record date for the meeting of shareholders to which the nomination relates promptly following the later of that record date or the date notice of that record date is first publicly disclosed. We may require any person a shareholder proposes to nominate for election as a director under the provisions described above to furnish additional written information to determine the eligibility of that person to serve as a director.

To be timely for consideration at our 2017 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, addressed to our Corporate Secretary, not earlier than November 7, 2016 and not later than the close of business on January 6, 2017.

LEADERSHIP STRUCTURE AND BOARD RISK OVERSIGHT

We currently have a leadership structure that includes separate individuals serving as our Chief Executive Officer and Chairman of the Board. Our Board believes this structure is appropriate in the existing circumstances, as Messrs. McEvoy and Huff, our Chief Executive Officer and Chairman of the Board, respectively, currently serve our company in separate and distinct roles. Our Board believes it is appropriate to retain the flexibility to combine those two positions in the future, should future circumstances result in a situation in which our Board determines that such a combination is appropriate.

The members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee include only persons whom the Board has affirmatively determined are independent. Accordingly, none of Messrs. Collins, Huff and McEvoy is a member of any of those Board committees. None of the Chairmen of our Board committees serves as chairman of more than one of those committees. As discussed above, our Board of Directors has determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. Although our Board believes the current membership and leadership structure for our Board committees are appropriate in the existing circumstances, our Board also believes it is appropriate to retain the flexibility to change Board committee memberships and leadership structure in the future, should future circumstances warrant such a change in the view of our Board.

Our Board oversees our financial-related risks with the assistance of the Audit Committee and our risks associated with compensation policies and practices for executive officers and key employees with the assistance of the Compensation Committee. Our Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking. Based on analyses conducted by management and discussed with the Compensation Committee, we do not believe that our compensation programs for our executives and other employees are reasonably likely to have a material adverse effect on us. Our Board believes that the current structure of our Audit Committee, with all members being independent and audit committee financial experts, and our Compensation Committee, with all members being independent, provides for an efficient and effective means of overseeing these risks. Our Board also oversees our strategic and operations-related risks. Our Board believes that the relative levels of experience and independence of our Board members, collectively, support the Board’s ability to effectively oversee these risks.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of our directors or executive officers are members of the same family.

CODE OF ETHICS

Our Board of Directors adopted a code of ethics that applies to our Chief Executive Officer and senior financial officers, including our principal financial officer, Chief Financial Officer, principal accounting officer, Chief Accounting Officer and Treasurer, and a code of business conduct and ethics that applies to all our officers, directors and employees. Each is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a printed copy of these codes from us upon request. Any change in or waiver of these codes of ethics will be disclosed on our Web site.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2015, except that Mr. Stephen P. Barrett, our Senior Vice President, Subsea Products, who joined Oceaneering in 2015, filed a Form 4 that reported, after the time prescribed, a purchase of Common Stock by him.
REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Oceaneering International, Inc.’s Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met eight times during the year ended December 31, 2015. The Committee reviewed and discussed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, all of Oceaneering’s earnings releases in 2015 prior to the public release of those earnings releases. In addition, the Chairman of the Committee reviewed and discussed with management the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015, prior to their being filed with the Securities and Exchange Commission.

The Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2015. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed under the standards of the Public Company Accounting Oversight Board. The Committee also reviewed and discussed with management and Ernst & Young management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Ernst & Young provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s independence, and the Committee discussed with Ernst & Young their independence from Oceaneering. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of the items referred to above, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2015 be included in the Form 10-K for the year ended December 31, 2015 filed with the SEC.

Audit Committee Paul B. Murphy, Jr., Chairman D. Michael Hughes Harris J. Pappas

PROPOSAL 2
ADVISORY VOTE ON A RESOLUTION TO APPROVE
THE COMPENSATION OF OCEANEERING’S NAMED EXECUTIVE OFFICERS

As required by Section 14A(a)(1) of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

In making compensation decisions, the Compensation Committee of our Board of Directors considers all elements of compensation when setting each element of compensation. The Compensation Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan value against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.

As described in detail under the “Compensation Discussion and Analysis,” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed to attract, retain and motivate key executives and to deliver a competitive package that is aligned with our shareholders’ interests, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

A significant portion of our compensation program is delivered through variable compensation elements that are tied to key performance objectives. Generally, at least one-half of the target total direct compensation (annual salary, annual incentives and long-term incentives) of our Named Executive Officers is performance-based and more than one-half of the estimated grant date value of their long-term incentive awards is performance-based.

Achievement of specific financial goals for the period of 2013 - 2015 resulted in long-term incentive performance unit cash payouts at between threshold and maximum levels for all participating employees. However, our 2015 financial results were significantly impacted by the severe worldwide deterioration in oil prices from 2014 levels and its effect on deepwater activity, such that threshold attainment levels for 2015 annual incentive payouts to our Named Executive Officers were not reached. The 2015 annual incentive payouts to other participating employees were in the aggregate at approximately 30% of target levels. Compared to 2014, a year for which we reported record earnings for the fifth year in a row, our operating income and net income for 2015 declined 41% and 46% respectively. Accordingly, we have undertaken a series of initiatives to align our operations with current and anticipated declining activity and pricing levels, which have necessarily included workforce reductions, incurring unusual expenses and making certain accounting adjustments. Despite these challenges, notable achievements in 2015 included:

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achieving net income of $231 million, or $2.34 per share, after the pre-tax impact of asset write-downs, provisions for certain reserves, restructuring expenses and foreign currency losses recognized during the year;

•
returning $206 million to our shareholders in 2015 by repurchasing 2 million shares, or approximately 2%, of our Common Stock outstanding at the end of 2015 under our stock repurchase program approved in December 2014, and paying $106 million of cash dividends with no decrease in our regular quarterly dividend of $0.27 per common share;

•	continuing substantial investments in opportunities to expand our business, with 2015 capital expenditures of approximately $424 million (including $224 million on an acquisition);

•	ending the year with a subsea products backlog of $652 million, or 94% of our 2014 backlog; and

•
ending the year with a balance sheet that remains appropriately capitalized, with approximately $385 million of cash, $800 million of debt and $1.6 billion of equity, and an available $500 million revolving credit facility.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC. As an advisory vote, it is not binding. However, our Board of Directors and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Accordingly, we ask our shareholders to vote on the following resolution:
RESOLVED, that Oceaneering’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Oceaneering’s Proxy Statement for its 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.
In accordance with our bylaws, the adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal at the 2016 Annual Meeting of Shareholders. Because abstentions are counted as present for purposes of the vote on this proposal, but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this vote.
Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering cautions investors not to apply these statements to other contexts.

The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our Chief Executive Officer, our Senior Vice President who served as our Executive Vice President and principal financial officer through December 31, 2015, and our three other most highly compensated executive officers during 2015. We refer to these five individuals in this Proxy Statement as the “Named Executive Officers.” This CD&A includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives. As used in this CD&A, references to the “Committee” mean the Compensation Committee of our Board of Directors.
Executive Summary

Our executive compensation program is designed to attract, retain and motivate key executives and to deliver a competitive package to our Named Executive Officers that is aligned with our shareholders’ interests, as demonstrated by the following:

•
the primary components of our compensation program consist of annual base salary, annual incentives, long-term incentives and retirement plans which are designed in the aggregate to provide opportunity which is competitive with the 50th percentile of a peer group and survey data identified by a compensation consultant retained by the Committee;

•
a significant portion of the program is delivered through variable compensation elements that are tied to key performance objectives of Oceaneering. Generally, at least one-half of the target total direct compensation (annual salary and annual and long-term incentives at target levels) is performance-based and more than one-half of the estimated grant date value of long-term incentive awards is performance-based;

•
for 2015, there were no annual incentive payouts for our Named Executive Officers, and the annual incentive payouts for other participating employees were at approximately 30% of target levels, as a result of the severe worldwide deterioration in oil prices from 2014 levels and resulting slowdown in deepwater activity and impact on our business and financial results, whereas in 2014, when we reported record net income for the fifth year in a row, our Named Executive Officers received annual incentive payouts in line with target levels and all participating employees achieved annual incentive payouts at approximately 88% of target levels; and

•
the attainment of specific financial goals for the period of 2013 - 2015 resulted in long-term incentive performance unit payouts for all participating employees at between target and maximum levels, reflecting cumulative three-year cash flow above the target and return on invested capital at the maximum value, whereas the attainment of specific financial goals for the periods of 2012 - 2014 and 2011 - 2013 resulted long-term incentive performance unit payouts for all participating employees at maximum levels.

In 2015, the compensation consultant retained by the Committee performed an assessment of:

•	the continued validity of the peer group of companies used for comparison purposes in 2014;

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the competitiveness of cash compensation and equity awards provided to our Named Executive Officers and other key employees relative to our peer group and energy industry survey data, as well as proxy-disclosed values of retirement benefits and perquisites for our Chief Executive Officer, our then Executive Vice President and our President; and

•	Oceaneering’s performance relative to our peer group with regard to the following financial metrics:

◦	net income growth in 2014;

◦	return on average capital in 2014; and

◦	total shareholder return in 2014 and 2012 - 2014; and

•	Oceaneering’s incentive structure for executive officers.

The compensation consultant assessed that the target total direct compensation for our Named Executive Officers (excluding Mr. Migura, who relinquished the position of Executive Vice President effective December 31, 2015) was competitively positioned at approximately the median of the relevant market data in the aggregate, but with greater emphasis on incentive compensation. Annualized retirement plan values and perquisites for our Chief Executive Officer, our then Executive Vice President and our President did not significantly affect competitive positioning.

The compensation consultant assessed that Oceaneering’s performance for the one-year period ended December 31, 2014 was above the median of the peer group data across all the above metrics and, when measuring one- and three-year total shareholder return, was at the 80th percentile of the peer group data.

The consultant further assessed that Oceaneering’s incentive structure for its executive officers was aligned with Oceaneering’s compensation philosophy and objectives and was generally consistent with the market.
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without subjecting us to excessive and unnecessary risks, and reward them for superior performance. We use several different compensation elements in the executive compensation program that are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.
Compensation Should Be Related to Performance
The Committee and our Board of Directors believe that a significant portion of a Named Executive Officer’s direct compensation should be tied to overall company performance and measured against financial goals and objectives.
Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of unusual circumstances.
Compensation Programs Should Motivate Executives to Remain With Us
We believe that there is significant value to our shareholders for Named Executive Officers to remain with our company over time. Our business success and growth depend on leadership by executives with a keen understanding of our services and products and the markets we serve who can develop and maintain strong customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, a significant element of our historical executive compensation arrangements has been long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, to promote long-term retention, we provide our executive officers with some financial security in the event of a change of control. We also provide for long-term benefits through retirement plans (see “– Post-Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
We believe that the portion of a Named Executive Officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that generally at least one-half of the target total direct compensation (the sum of annual base salary and annual incentive bonus and long-term incentive compensation at target levels) of the Named Executive Officers should be at risk against short- and long-term performance goals, and our Chief Executive Officer should be subject to a greater amount of such risk than other Named Executive Officers.
Incentive Compensation Should Balance Short-Term and Long-Term Performance
We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term results. To reinforce the importance of this balancing, we regularly provide the Named Executive Officers both annual and long-term incentives. We believe we should avoid disproportionately large short-term or annual incentives that could encourage the Named Executive Officers to take excessive and unnecessary risks. The value for participants in our long-term incentive programs generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.

The Committee’s approach to long-term incentives is to make awards of service-based restricted stock units and performance units to our executive officers and other key employees. Assuming restricted stock value based on grant date value established by the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 – Stock Compensation (“FASB ASC Topic 718”) and performance units notionally valued at $100 per unit for achievement of performance goals at target level, the Committee believes that the performance units should account for more than one-half of the total annual long-term incentive compensation of the Named Executive Officers and the service-based restricted stock units should account for the balance. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy withholding tax requirements. Upon vesting, the final value of the performance units will be paid in cash.

Compensation Levels Should Be Competitive

The Committee reviews competitive compensation information as part of its process in establishing target total direct compensation and retirement plan values that are competitive. In making compensation decisions, the Committee considers all elements of compensation when setting each element of compensation. The Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and industry survey data.
The Role of the Compensation Committee

The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation plans and agreements. The Committee annually reviews corporate goals and objectives, and sets the compensation levels for Named Executive Officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of the Named Executive Officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer or other members of management present.

The Committee reviews comparative compensation information compiled by a compensation consultant as described in
“– The Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, however, our compensation program for Named Executive Officers is intended to create a total compensation opportunity that, on average, is competitive with the 50th percentile in the aggregate of appropriate competitive comparative compensation for a Named Executive Officer, as discussed in “– The Role of the Compensation Consultant” below. For additional information regarding the role and responsibility of the Committee, see “Committees of the Board – The Compensation Committee” above.
Impact of 2015 Say-on-Pay Vote on Executive Compensation

In approving the 2016 compensation of the Named Executive Officers who are continuing as executive officers, the Committee reviewed the vote on the say-on-pay proposal at the 2015 Annual Meeting of Shareholders. Approximately 95% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of Oceaneering’s approach to executive compensation. Accordingly, the Committee did not adopt any specific changes based on the vote. The Committee will continue to consider the outcome of Oceaneering’s say-on-pay votes when making future compensation decisions for Named Executive Officers. The Committee expects to continue to hold the advisory vote to approve named executive officer compensation every year.
The Role of the Compensation Consultant

In August 2015, the Committee retained the Compensation Consultant to: (i) review the peer group of companies used for comparison purposes in 2014 and assess its continued validity; (ii) conduct a review of the competitiveness of our total direct compensation of the Named Executive Officers and other key employees, relative to proxy statement data of the peer group of companies and survey data, and retirement benefits and perquisites provided for our Chief Executive Officer, our then Executive Vice President and our President, relative to proxy statement data of the peer group of companies; (iii) conduct a pay-for-performance analysis to assess the alignment of Chief Executive Officer pay and company performance for Oceaneering and the peer group of companies identified; (iv) assess Oceaneering’s compensation for nonemployee directors relative to compensation programs of a peer group of companies; and (v) assist in assessment of potential excise taxes pursuant to Section 4999 of the Internal Revenue Code, assuming a change of control occurred on December 31, 2015. Previously, the Committee had engaged Mercer as a compensation consultant to assist the Committee from 2004 through March 2015. In addition to the work provided by Mercer as a compensation consultant to the Committee in 2015, Mercer provided non-executive compensation advice. The decision to engage the Compensation Consultant and approval of its compensation and other terms of engagement were made by the Committee without reliance on any recommendation of management. The Compensation Consultant’s only work for Oceaneering in 2015 was at the direction of the Committee. The Committee considered this and other factors in its recent assessment of the independence of the Compensation Consultant, in light of recently adopted SEC rules and NYSE listing standards, and concluded that the Compensation Consultant’s work for the Committee does not raise any conflict of interest.

The Compensation Consultant assessed the continuing validity of the peer group of companies used for comparison purposes in the review conducted by Mercer for the Committee in 2014 and recommended a list of 18 publicly traded companies as the peer group for comparison purposes in 2015 (collectively, the “Compensation Peer Group”). The Compensation Peer Group is comprised of 15 of the 17 companies utilized as the peer group in 2014, reflecting the removal of Key Energy Services, Inc. and National Oilwell Varco, Inc., and the addition of Atwood Oceanics, Inc. Dril-Quip, Inc. and Helmerich & Payne, Inc., in order to provide industry peers more comparable in size to Oceaneering. Archrock, Inc. was formerly known as Exterran Holdings, Inc.

The companies included in the Compensation Peer Group were approved for inclusion by the Committee, primarily due to their operational focus broadly within the oilfield services industry and the belief that we compete with these companies for talent and for stockholder investment. The companies comprising the Compensation Peer Group were:

Archrock, Inc.	ENSCO plc	Oil States International, Inc.
Atwood Oceanics, Inc.	FMC Technologies, Inc.	Rowan Companies plc
Bristow Group Inc.	Helmerich & Payne, Inc.	Superior Energy Services, Inc.
Cameron International Corporation	Helix Energy Solutions Group, Inc.	Tidewater, Inc.
Diamond Offshore Drilling, Inc.	McDermott International, Inc.	Transocean Ltd.
Dril-Quip, Inc.	Noble Corporation plc	Weatherford International plc

The survey data used by the Compensation Consultant were obtained from the 2015 Total Compensation Survey for the Energy Sector conducted by Mercer, which reports pay for all segments of the energy business for a variety of executive-level positions in which 217 organizations participated (the “Compensation Survey Data”), representing a broad sample of the energy industry.

The Compensation Consultant identified the 25th, 50th and 75th percentiles for base salary and annual bonus and long-term incentive compensation at target values, individually and in the aggregate, for the comparable position and pay of each of our Named Executive Officers and other key employees from (i) information disclosed in the most recent proxy statements filed with the SEC as of September 2015 by the companies comprising the Compensation Peer Group and (ii) the Compensation Survey Data. In addition, the Compensation Consultant compiled proxy statement-disclosed values for retirement benefits and perquisites for our Chief Executive Officer, our then Executive Vice President and our President relative to Compensation Peer Group information. The Compensation Consultant presented this and other information to the Committee at the Committee’s regularly scheduled meeting in November 2015.
2015 Executive Compensation Components
For 2015, the primary components of our compensation program for Named Executive Officers were:

•	annual base salary;

•	annual incentive awards paid in cash;

•	long-term incentive programs comprised of restricted stock units and performance units; and

•	retirement plans.

Pay-for-Performance

The Compensation Consultant assessed that, for our Named Executive Officers (excluding Mr. Migura, who relinquished the position of Executive Vice President effective December 31, 2015) in the aggregate, although base salaries were only between the 25th and 50th percentiles, the target total direct compensation (the sum of annual base salary and annual and long-term incentives at target levels) was competitively positioned at approximately the median of the Compensation Survey Data and Compensation Peer Group disclosure data (discussed in “– The Role of the Compensation Committee” above). Further, the Compensation Consultant assessed the annual bonus payout at target and the actual total direct compensation (salary, actual bonus and expectation values for long-term incentives) for our Chief Executive Officer, and concluded that they were, respectively, slightly below the median and slightly above the median of the Compensation Peer Group disclosure data. Total annual compensation value (including annualized values for retirement benefits and perquisites) for our Chief Executive Officer was near the median of the Compensation Peer Group disclosure data.

The Compensation Consultant assessed Oceaneering’s performance in 2014 relative to the Compensation Peer Group with regard to the following metrics:

•	net income growth;

•	return on average capital; and

•	total shareholder return.

The Compensation Consultant compared Oceaneering’s one-year financial performance to the performance of the Compensation Peer Group for the above metrics and one- and three-year financial performance to the performance of the Compensation Peer Group for total shareholder return. The Compensation Consultant determined that Oceaneering’s performance across all the above metrics for the year ended December 31, 2014 was above the median of the Compensation Peer Group performance and, when measuring one- and three-year total shareholder return as of September 2015, was at the 80th percentile of the Compensation Peer Group performance.
Annual Base Salary

The Committee generally considers base salary levels annually, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other Named Executive Officers based on historical levels of base salaries and general market movement, with adjustments he subjectively deems appropriate based on the overall performance of the Named Executive Officer, including a review of contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all Named Executive Officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each Named Executive Officer also takes into account an evaluation of Oceaneering’s overall performance. In February 2015, the Committee approved salaries for Mr. McEvoy and the other Named Executive Officers effective as of January 1, 2015 which were unchanged from those approved in 2014, except for an increase in salary of 20% for Mr. Hewlett, effective September 1, 2015, in connection with his promotion to Chief Operating Officer.
Annual Incentive Awards Paid in Cash

In late February or early March of each year, the Committee approves a performance-based annual cash bonus award program under our shareholder-approved Amended and Restated 2010 Incentive Plan (including our 2010 Incentive Plan for awards prior to May 2015, our “Incentive Plan”) for our executive officers and certain other employees. The cash bonus award opportunities under that program for: our Named Executive Officers with company-wide responsibility (“OII Executives”) have generally been based on a comparison of our consolidated net income for the year to target consolidated net income for that year; and for Named Executive Officers with service or product line responsibility (“Group Executives”), cash bonus award opportunities have generally been based 50% on the foregoing measure and 50% on a comparison of the operating income for the year achieved by the respective service or product lines for which the Group Executives had responsibility to the target operating income of such service or product lines for the year. For participating employees other than executive officers, the cash bonuses have generally been based on the level of achievement of a combination of our net income, financial and non-financial goals of the applicable profit center, and individual goals. For each participant, the maximum bonus achievable is an approved percentage of the participant’s annual salary determined by the Committee. In late February or early March of each year, the Committee also approves the final bonus amounts under the cash bonus award program for the previous year.

In February 2015, the Committee approved a cash bonus award program for 2015. Under this program, bonuses were determined as above: (i) for each OII Executive (specifically, Messrs. McEvoy, Migura, Larson and Hewlett (following his appointment as Chief Operating Officer)), by a comparison of our consolidated net income in calendar year 2015 to target consolidated net income for that year; and (ii) for each Group Executive (specifically, Messrs. Hewlett (prior to his appointment as Chief Operating Officer) and Kerins), 50% by the foregoing measure and 50% by a comparison of the operating income for calendar year 2015 achieved by the service or product line(s) for which the Named Executive Officer had responsibility to the target operating income for such service or product line(s). The cash payout under the program for each Named Executive Officer was a specified percentage of his 2015 base salary (prorated for any changes in salary during the year).

As recommended by our Chief Executive Officer and approved by the Committee, the target amount for our consolidated net income in 2015 was $341 million, near the upper end of our then-published earnings-per-share guidance range for 2015. The target amount for 2015 consolidated net income was 20% less than the consolidated net income we achieved in 2014, reflecting our forecast assumptions that demand and pricing for many of the services and products we offered would decline and our projection that all of our oilfield business segments would have lower operating income in 2015 than 2014. The Named Executive Officers in the program for 2015 and their respective target awards, as a percentage of base salary, were: Mr. McEvoy – 150%; Mr. Migura – 125%; Mr. Larson – 125% (increased from 100%, following his appointment as President and Chief Operating Officer in February 2015); Mr. Hewlett – 100% (increased from 90%, following his appointment as Chief Operating Officer in August 2015); and Mr. Kerins – 80%. The target awards for the Named Executive Officers reflected no change from 2014 levels, except as noted for changes in responsibilities. However, compared to our 2014 annual incentive plan, our 2015 annual incentive plan required higher levels of plan performance for equivalent bonus payouts as a percentage of base salary, and the maximum attainable payout was reduced. In 2015, as in 2014, approximately one-third of the targeted annual and long-term performance-based incentive compensation of the Named Executive Officers was attributable to annual incentive performance goals.

The “OII Executive” table below notes the percentage of an executive’s target award payable under the program for the percentage of target net income achieved. The “Group Executive” table below notes the percentage of the executive’s target award payable under the program for the percentage of target operating income achieved for a service or product line(s). The percentage of the executive’s target award payable to each of Messrs. McEvoy, Migura, Larson and Hewlett (following his appointment as Chief Operating Officer) is determined by reference solely to the “OII Executive” table below. The percentage of the executive’s target award payable to Mr. Hewlett (prior to his appointment as Chief Operating Officer) and Mr. Kerins is determined by reference to both the “OII Executive” table and, for the respective product or service lines for which they were responsible, the “Group Executive” table and averaging the resulting values. The Committee had the discretion to award an amount less than that calculated.

In February 2016, the Committee approved final bonus amounts payable under the annual cash bonus award program for 2015. Oceaneering achieved for 2015 net income that was approximately one-third below the target net income level, and operating income in our oilfield business segments that was similarly below the target performance goals for those segments, approved in February 2015. Accordingly, the threshold performance for awards to the Named Executive Officers under our 2015 cash bonus award program was not attained and no bonus payments relating to those awards were approved (see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below).

Long-Term Incentive Compensation

Since 2006, the Committee has decided to refrain from using an annual award of stock options as an employee compensation element for our executive officers and other employees for the foreseeable future and to instead use annual grants of service-based restricted stock unit awards and performance unit awards. Accordingly, no stock options were awarded in 2015. In April 2009, the Committee adopted a policy that Oceaneering will not provide U.S. federal income tax gross-up payments to any of its directors or executive officers in connection with future awards of restricted stock or stock units (although, as discussed below under “– Change-of-Control Agreements,” the Change-of-Control Agreements we have had with two of our Named Executive Officers since 2001 provide for tax gross-ups for federal excise taxes on so-called “parachute payments,” which could apply to such future awards). There are no outstanding incentive awards that, by their terms, provide for tax gross-up payments.

In deciding upon a methodology for determining the elements of our long-term incentive program, the Committee established the following objectives:

•	deliver competitive economic value;

•	manage annual share utilization;

•	preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;

•	attract and retain executives and other key employees;

•	focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and

•	provide that generally at least one-half of an executive’s target total direct compensation is performance-based.

In order to achieve these objectives in 2015, the Committee decided to continue to utilize our long-term incentive program, which delivers value through two vehicles, restricted stock unit awards and performance unit awards. The Committee expects to continue its practice of considering these long-term incentive awards in late February or early March of each year. Long-term incentive awards to new employees or in connection with other events, such as promotions, generally are considered at the next scheduled Committee meeting after the hire date or after the event occasioning the consideration of the award.

In February 2015, performance unit and service-based restricted stock unit awards were granted to the Named Executive Officers. At the notional value of $100 per performance unit for achievement of performance goals at target level, the performance unit awards comprised an estimated 60% of the estimated grant date total value of the long-term incentive awards to the Named Executive Officers. The restricted stock units are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting if the employee meets specified age or age and years-of-service requirements or in the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. One-third of the restricted stock unit awards to Messrs. McEvoy, Migura, Hewlett and Kerins vested in December 2015, as each of such executives met the applicable age and years-of-service requirements. Each restricted stock unit represents the equivalent of one share of our Common Stock but carries no voting or dividend rights. Settlement of vested restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy withholding tax requirements, upon the third anniversary of the award date or upon termination of employment for those units vested before the third anniversary of the award date. The aggregate grant date fair value of restricted stock units awarded to Named Executive Officers is reflected in the “Stock Awards” column of the “Summary Compensation Table” and “Grant Date Fair Value of Stock and Stock Option Awards” column of the “Grants of Plan-Based Awards” table below.

The performance units awarded in February 2015 are scheduled to vest in full on the third anniversary of the award date, subject to early vesting terms similar to those applicable to the restricted stock unit awards. The Committee approved specific financial goals and measures based on cumulative cash flow (as defined) and a comparison of return on invested capital and cost of capital for the three-year period of January 1, 2015 through December 31, 2017 to be used as the basis for the final value of the performance units. Those measures were selected because of the Committee’s belief that they have a strong correlation to the creation of shareholder value. The target amount of cumulative cash flow during this three-year performance period was selected because it was three times the annual cash flow then expected to be achieved in 2015. The amount of cumulative cash flow and return on invested capital as compared to our estimated cost of capital over the three-year performance period necessary to achieve the threshold, target and maximum level goals for these performance measures were as follows:

Performance Measures	Threshold	Target	Maximum
Cumulative Three-Year Cash Flow	$2.00 billion	$2.35 billion	$2.70 billion
Return on Invested Capital/Cost of Capital	120%	140%	160%

The final value of each performance unit may range from $0 to $150, with the threshold, target and maximum levels of achievement of goals valued at $75, $100 and $150, respectively. If the calculated unit value exceeds $100, the Committee retains discretion to reduce such value to any amount above or equal to $100. The value of vested performance units will be payable in cash.

The determination of the final value of each performance unit is based on the application of the following grid (with interpolation between the specified threshold, target and maximum levels):

Cumulative Three-Year Cash Flow	Unit Values
Maximum	$75.00	$112.50	$125.00	$150.00
Target	$50.00	$87.50	$100.00	$125.00
Threshold	$37.50	$75.00	$87.50	$112.50
Below Threshold	$0.00	$37.50	$50.00	$75.00
	Below Threshold	Threshold	Target	Maximum
	Return on Invested Capital/Cost of Capital
The estimated future payout of the performance unit awards to Named Executive Officers if each of the performance measures is achieved at the threshold, target or maximum level is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.
For 2015, approximately 59% of the targeted total direct compensation of Mr. McEvoy, our Chief Executive Officer, was at risk against short- and long-term performance goals, and between approximately 51% and 59% was at risk for each of the other Named Executive Officers.

Post-Employment Compensation Programs
Retirement Plans

We maintain a 401(k) plan and a Supplemental Executive Retirement Plan (“SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. Each of the Named Executive Officers participated in our 401(k) plan in 2015. Participation in our SERP includes Named Executive Officers and other key employees selected for participation by the Committee. Our SERP was established to provide a benefit to our executives and other key employees in excess of Internal Revenue Code limits for our 401(k) plan, in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under our SERP, we credit each participant’s notional account with a percentage (determined by the Committee) of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to our SERP. Amounts accrued under our SERP are adjusted for earnings and losses as if they were invested in one or more deemed investments selected by the participant from those designated as alternatives by our SERP Administrative Committee. A participant’s vested interest in the plan is generally distributable upon termination. The percentages of base salary credited for Named Executive Officers in 2015 were: Mr. McEvoy – 50%; Mr. Migura – 40%; Mr. Larson – 40% (increased from 30% effective March 2015); Mr. Hewlett – 30% (increased from 25% effective March 2015; and Mr. Kerins – 25%. Except as noted, the amounts reflected no change in the respective percentages of base salary credited from 2014. Please see the “Non-Qualified Deferred Compensation” table and accompanying narrative for further information about our SERP and contributions to the Named Executive Officers’ accounts.

Change-of-Control Agreements

In 2001, we entered into change-of-control agreements with Messrs. McEvoy and Migura, each of whom at the time was a Named Executive Officer, replacing their respective prior senior executive severance agreements. In December 2008, we amended those change-of-control agreements to clarify certain provisions and provide for compliance with Section 409A of the Internal Revenue Code. In subsequent years, we entered into change-of-control agreements with Messrs. Hewlett, Kerins and Larson. In August 2015, we entered into a new change-of-control agreement with Mr. Larson providing for additional benefits and superseding his prior agreement. We refer to all of our change-of-control agreements as “Change-of-Control Agreements.” The provisions of the Change-of-Control Agreements did not influence and were not influenced by the other elements of compensation, as the change-of-control payments and benefits serve different objectives and due to the fact that a change-of-control triggering event may never occur.

We generally limit eligibility for Change-of-Control Agreement participation to senior officers whose full support and sustained contribution would be important to the successful completion of a change of control. We believe the benefits provided by the Change-of-Control Agreements help promote long-term retention by providing some financial security to these officers against the risk of loss of employment that could result following a change of control of our company. Each Change-of-Control Agreement entitles the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the individual’s employment by us without cause (as defined below) or by the individual for good reason (as defined below) during a period of time beginning a year prior to the occurrence or, in some cases, the contemplation by the Board of a change of control (the “Effective Date”) and ending two years following the Effective Date. For purposes of the Change-of-Control Agreements, a change of control is defined as occurring if:

•
any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;

•	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

•
our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

•	there has been a consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or

•	there has been a disposition of all or substantially all of our assets.

As defined in each Change-of-Control Agreement, cause for termination by Oceaneering means conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to service with us.

As defined in each Change-of-Control Agreement, good reason for termination by the executive includes:

•	any adverse change in status, title, duties or responsibilities;

•
any reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change-of-Control Agreement;

•	any relocation;

•	the failure of a successor to assume the Change-of-Control Agreement;

•	any prohibition by us against the individual engaging in outside activities permitted by the Change-of-Control Agreement;

•	any purported termination by us that does not comply with the terms of the Change-of-Control Agreement; or

•	any default by us in the performance of our obligations under the Change-of-Control Agreement.

Severance Packages Under the Change-of-Control Agreements
The severance package provided for in each Change-of-Control Agreement consists of an amount equal to a multiple (three, in the case of each of Messrs. McEvoy, Migura and Larson, and two, in the case of each of Messrs. Hewlett and Kerins) times the sum of:

•	his highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination;

•
an amount equal to the maximum (in the case of each of Messrs. McEvoy and Migura) or target (in the case of each of the other Named Executive Officers) award he is eligible to receive under the then-current annual bonus plan; and

•
in the case of each of Messrs. McEvoy, Migura and Larson, an amount equal to the maximum percentage of his annual base salary contributed by us for him in our SERP for the then-current year multiplied by his highest annual rate of base salary.

In the case of each of Messrs. McEvoy and Migura, a minimum aggregate amount payable for these items is stated in the agreement, which amount was calculated using the year-end December 31, 2001 amounts for each component. For the other Named Executive Officers, there is no minimum aggregate amount payable for these items.
The severance provisions also provide that, for each Named Executive Officer:

•
the benefits under all compensation plans, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•
he would receive benefits under all other plans he then participates in for three years (in the case of each of Messrs. McEvoy, Migura and Larson) or two years (in the case of each of Messrs. Hewlett and Kerins).

The Change-of-Control Agreements with Messrs. McEvoy and Migura provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then we will pay the individual an additional amount to make the individual whole for that tax liability. The Change-of-Control Agreements with each of the other Named Executive Officers provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, were less than the amount the individual would receive if he were paid three times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code, less $1.00 (the “safe-harbor amount”), reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment would be reduced to the safe-harbor amount.
Perquisites

We provide our Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to our Named Executive Officers in 2015 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.
Stock Ownership Guidelines

To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board adopted stock ownership guidelines in 2007, requiring that our nonemployee directors, Chief Executive Officer, Executive Vice President and Senior Vice Presidents maintain minimum ownership interests in Oceaneering equal to a multiple of the cash retainer generally paid to nonemployee directors (“Retainer”) or current annual base salary of the officer (“Base Salary”), as the case may be, divided by the closing price of our stock on the date of adoption of the policy, as adjusted for any stock splits or stock dividends with respect to our stock subsequent to that date. In 2015, our Board amended the guidelines to include our President and Chief Operating Officer among the executive officers required to maintain minimum ownership interests in Oceaneering, reflecting the appointment of

Mr. Larson to such offices, and to provide a more current reference value for our Common Stock. Under the amended guidelines, we expect each of our nonemployee directors and senior officers to own a number of shares of our Common Stock having a market value or cost basis, whichever is greater, that is not less than a multiple of the Retainer or Base Salary as provided in the following table.

Level	Multiple of Retainer or Base Salary
Nonemployee Directors	5
Chief Executive Officer	5
President, Chief Operating Officer, Executive Vice President and Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2

The following forms of ownership are recognized in determining the number of shares of our stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:

•	direct ownership of shares;

•	indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and

•	vested and unvested shares of restricted stock or stock units held under our long-term incentive programs.

Each nonemployee director and officer has five years from the date of his or her initial election or appointment to comply with the stock ownership guidelines. In the event that a nonemployee director or officer does not meet the stock ownership level within the specified time period, he or she will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until he or she satisfies the requirements. Each of our current nonemployee directors and Named Executive Officers is covered by this policy and currently satisfies the stock ownership guidelines applicable to him or is within the period allowed to achieve compliance.
Prohibitions on Derivatives Trading, Hedging, etc.

Oceaneering maintains a policy that prohibits all of its directors, officers and employees, including the Named Executive Officers, from (i) engaging in “short sales” or trading in puts, calls or other options on Common Stock, (ii) engaging in hedging transactions involving Common Stock and (iii) holding shares of Common Stock in a margin account or pledging shares of Common Stock as collateral for a loan.
Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Our 2015 annual cash bonus program and 2015 performance unit program are intended to qualify as performance-based compensation under Section 162(m). Our general policy, where consistent with business objectives, is to preserve the deductibility of compensation to executive officers. However, we may authorize forms of compensation that might not be deductible, if we believe they are in the best interests of Oceaneering and our shareholders. Our 2015 service-based restricted stock unit awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1 million limit on deductibility. All or a portion of the value, when vested, of these restricted stock unit awards may not be deductible.
Compliance with Internal Revenue Code Section 409A

Section 409A of the Internal Revenue Code can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. Generally, we seek to ensure that our compensation arrangements are either exempt from or comply with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Harris J. Pappas, Chairman Steven A. Webster

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation of our current Chief Executive Officer, our Senior Vice President who served as Executive Vice President and principal financial officer through December 31, 2015, and our three other most highly paid executive officers for the year ended December 31, 2015. We refer to these persons as our Named Executive Officers.
Summary Compensation Table

Name and Principal Position as of December 31, 2015	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
M. Kevin McEvoy	2015	715,000	—	2,001,680	3,914,100	412,085	7,042,865
Chief Executive Officer (1)	2014	715,000	—	1,907,010	3,976,050	399,460	6,997,520
	2013	680,000	97,400	1,926,540	4,077,600	378,094	7,159,634

Marvin J. Migura	2015	550,000	—	911,760	1,957,050	280,495	3,699,305
Executive Vice President	2014	550,000	—	866,983	2,023,750	265,687	3,706,420
	2013	525,000	58,437	875,700	2,091,563	253,444	3,804,144

Roderick A. Larson	2015	550,000	—	628,800	1,056,807	238,266	2,473,873
President (1)	2014	550,000	—	693,587	1,589,000	189,083	3,021,670
	2013	525,000	6,750	700,560	593,250	176,147	2,001,707

Clyde W. Hewlett	2015	384,000	—	471,600	652,350	154,501	1,662,451
Chief Operating Officer (1), (2)

Kevin F. Kerins	2015	355,000	—	366,800	678,444	123,922	1,524,166
Senior Vice President,	2014	355,000	—	402,591	949,462	120,476	1,827,529
ROVs	2013	340,000	—	406,575	957,246	112,845	1,816,666

(1)
Effective February 19, 2015, Mr. Larson, who previously held the position of Chief Operating Officer, was appointed to the position of President and Chief Operating Officer; Mr. McEvoy, who previously held the position of President and Chief Executive Officer, continued as Chief Executive Officer. Effective August 20, 2015, Mr. Hewlett, who previously held the position of Senior Vice President, Subsea Services, was appointed to the position of Chief Operating Officer; Mr. Larson continued as Oceaneering’s President.

(2)	No information is reported for Mr. Hewlett for 2014 or 2013, as he was not a named executive officer under the rules of the SEC for those years.

(3)
The amounts represent the discretionary bonuses awarded to the indicated Named Executive Officer in addition to the bonuses awarded under our Annual Cash Bonus Award Program for the applicable year, which are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(4)
The amounts reflect the aggregate grant date fair values of awards of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2015, 2014 and 2013.

(5)
The amounts shown for 2015 are comprised of cash payouts pursuant to performance units awarded in 2013 as a result of achievement of (i) the maximum goal for the performance measure of our return on invested capital compared to cost of capital and (ii) between the target and maximum goals for the performance measure of our cumulative cash flow, for the three-year performance period of January 1, 2013 – December 31, 2015, resulting in a final value for each 2013 performance unit of $130.47, as certified by the Compensation Committee in February 2016. No annual bonus payments were made under our 2015 Cash Bonus Award Program (see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash” above).

The amounts shown for 2014 are comprised of the following for each Named Executive Officer: (a) annual bonuses awarded pursuant to our 2014 Cash Bonus Award Program: Mr. McEvoy – $1,051,050; Mr. Migura – $673,750; Mr. Larson – $539,000; and Mr. Kerins – $274,462; see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash” above; and (b) cash payouts pursuant to performance units awarded in 2012 as a result of achievement of the maximum goals for each of the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow, for the three-year performance period of January 1, 2012 – December 31, 2014, as certified by the Compensation Committee in February 2015: Mr. McEvoy – $2,925,000; Mr. Migura – $1,350,000; Mr. Larson – $1,050,000; and Mr. Kerins – $675,000.

The amounts shown for 2013 are comprised of the following for each Named Executive Officer: (a) annual bonuses awarded pursuant to our 2013 Cash Bonus Award Program: Mr. McEvoy – $1,152,600; Mr. Migura – $741,563; Mr. Larson – $593,250; and Mr. Kerins – $282,246; see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash” above; and (b) cash payouts pursuant to performance units awarded in 2011 as a result of achievement of the maximum goals for each of the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow, for the three-year performance period of January 1, 2011 – December 31, 2013, as certified by the Compensation Committee in February 2014: Mr. McEvoy – $2,925,000; Mr. Migura – $1,350,000; and Mr. Kerins – $675,000.

(6)
The amounts included for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by any Named Executive Officer, except as quantified for a Named Executive Officer in footnote (7) below.

(7)	The amounts shown for 2015 are attributable to the following:

•
Mr. McEvoy: (i) $357,500 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii) $23,434 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $15,251 comprised of: provision of excess liability insurance; club membership; sporting event tickets; medical premium and cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile;

•
Mr. Migura: (i) $220,000 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii)  $17,850 for basic life insurance premium; and (iv) perquisites and other personal benefits totaling $26,745, comprised of: provision of excess liability insurance; tax advice and tax return preparation; sporting event tickets; and medical premium and cost reimbursements for supplemental medical insurance plan;

•
Mr. Larson: (i) $210,833 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii) $3,738 for basic life insurance premium; and (iv) perquisites and other personal benefits totaling $7,795, comprised of: provision of excess liability insurance; sporting event tickets; and medical premium and cost reimbursements for supplemental medical insurance plan;

•
Mr. Hewlett: (i) $112,200 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii) $6,977 for basic life insurance premium; and (iv) perquisites and other personal benefits totaling $19,424, comprised of: provision of excess liability insurance; club membership; and medical premium and cost reimbursements for supplemental medical insurance plan; and

•
Mr. Kerins: (i) $88,750 for our contribution to his notional SERP account; (ii) $15,900 for our contribution to his 401(k) plan account; (iii) $6,420 for basic life insurance premium; and (iv) perquisites and other personal benefits totaling $12,852, comprised of: provision of excess liability insurance; club membership; and medical premium and cost reimbursements for supplemental medical insurance plan.

Equity Compensation Plan Information

The following presents equity compensation plan information as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	0	N/A	1,567,855
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	N/A	1,567,855

We had no outstanding options, warrants or rights at December 31, 2015.

At December 31, 2015, there were: (i) no shares of Common Stock under equity compensation plans not approved by security holders available for grant; and (ii) 1,567,855 shares of Common Stock under our Incentive Plan available for grant in the form of stock options, stock appreciation rights or stock awards. Our Incentive Plan is our only equity compensation plan currently in effect that has been approved by our security holders. Since 2006, the Committee has decided to refrain from using an annual award of stock options as an employee compensation element for our executive officers and other employees for the foreseeable future and to instead use annual grants of service-based restricted stock unit awards and performance unit awards.

The following table provides information about the equity and non-equity awards to our Named Executive Officers under our Incentive Plan during the year ended December 31, 2015.
Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
			Threshold ($)	Target ($)	Maximum ($)
M. Kevin McEvoy	2/19/2015	(1)	2,250,000	3,000,000	4,500,000	38,200	$2,001,680
	2/19/2015	(2)	85,800	965,250	1,179,750
Marvin J. Migura	2/19/2015	(1)	1,125,000	1,500,000	2,250,000	17,400	$911,760
	2/19/2015	(2)	55,000	618,750	756,250
Roderick A. Larson	2/19/2015	(1)	682,500	910,000	1,365,000	12,000	$628,800
	2/19/2015	(2)	55,000	618,750	756,250
Clyde W. Hewlett	2/19/2015	(1)	508,125	677,500	1,016,250	9,000	$471,600
	2/19/2015	(2)	28,800	324,000	396,000
Kevin F. Kerins	2/19/2015	(1)	435,000	580,000	870,000	7,000	$366,800
	2/19/2015	(2)	22,720	255,600	312,400

(1)
The amounts presented show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2015 if the threshold, target or maximum goal is satisfied for each of the performance measures. The potential payouts are performance-driven and, therefore, at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(2)
The amounts presented show the possible threshold, target and maximum bonus amounts that could have been payable under 2015 annual cash bonus award program. As the threshold performance for awards to the Named Executive Officers under our 2015 cash bonus award program was not attained, no bonus payments relating to such awards were approved. For a discussion of the program and related 2015 results, see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash.”

(3)
The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2015. For a description of the awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(4)
The amounts reflect the aggregate grant date fair value of restricted stock units computed under FASB ASC Topic 718 awarded to the Named Executive Officers in 2015. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For a description of the awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

The following table provides information on the current holdings of unvested restricted stock units for our Named Executive Officers as of December 31, 2015. There were no outstanding stock options held by our Named Executive Officers in 2015.
Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
M. Kevin McEvoy	34,467	$1,293,202
Marvin J. Migura	15,692	$588,764
Roderick A. Larson	33,020	$1,238,910
Clyde W. Hewlett	7,900	$296,408
Kevin F. Kerins	6,567	$246,394

(1)
Reflects unvested restricted stock units pursuant to the 2013, 2014 and 2015 Restricted Stock Unit Agreements for the Named Executive Officers. The vesting schedule for these restricted stock units is as follows:

Name	2013 Agreement (# of Units) Vesting Date	2014 Agreement (# of Units) Vesting Date		2015 Agreement (# of Units) Vesting Date			Total (# of Units)
	2/22/2016	12/15/2016	2/20/2017	12/15/2016	12/15/2017	2/19/2018
M. Kevin McEvoy	—	9,000	—	12,734	12,733	—	34,467
Marvin J. Migura	—	4,092	—	5,800	5,800	—	15,692
Roderick A. Larson	11,200	—	9,820	—	—	12,000	33,020
Clyde W. Hewlett	—	1,900	—	3,000	3,000	—	7,900
Kevin F. Kerins	—	1,900	—	2,334	2,333	—	6,567

(2)
Market value of unvested restricted stock units assumes a price of $37.52 per share of our Common Stock as of December 31, 2015, which was the closing sale price of the Common Stock, as reported by the NYSE, on that date.

The following table provides information for our Named Executive Officers on the number of shares acquired during 2015 following vesting of restricted stock unit awards and the value realized. There were no outstanding stock options held by our Named Executive Officers in 2015.
Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
M. Kevin McEvoy	33,000	$1,756,920
Marvin J. Migura	15,000	$798,600
Roderick A. Larson	12,000	$638,880
Clyde W. Hewlett	6,175	$328,757
Kevin F. Kerins	6,950	$370,018

(1)	The amount reflects the value realized for restricted stock units vested pursuant to our 2012 Restricted Stock Unit Program.
We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.
Nonqualified Deferred Compensation

Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment. A participant vests in our credited amounts at the rate of 33% each year, subject to accelerated vesting upon the soonest to occur of: (i) the date the participant has completed ten years of participation; (ii) the date that the sum of the participant’s age and years of participation equals 65; (iii) the date of termination of employment by reason of death or disability; and (iv) the date of termination of employment within two years following a change of control. Messrs. McEvoy, Migura, Hewlett and Kerins are fully vested in their SERP accounts. All participants are fully vested in deferred base salary and bonus.

Amounts accrued under the SERP are adjusted for earnings and losses as if invested in one or more deemed investments selected by the participants from those designated as alternatives by our SERP Administrative Committee, the members of which are selected by our Board. The deemed investment vehicles are a variety of mutual fund variable accounts. Participants may reallocate their notional accounts within that group of mutual fund variable accounts by notifying the third-party administrative agent of our SERP. The administrative agent adjusts each participant’s account with any hypothetical income, gain or loss and any payments or distributions attributable to such account on a daily basis, or at such other times as the administrative agent determines, based on the performance of the specific deemed investments selected from time to time by the participant. We do not provide any “above market or preferential earnings” (as defined by SEC rules) on any amount of deferred compensation pursuant to our SERP or otherwise.

For the year ended December 31, 2015, as reported by the administrative agent of our SERP, the deemed investment options available pursuant to our SERP generated hypothetical annual returns (losses) ranging from (33.45)% to 10.8%.

The following table provides information on our non-qualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

Name	Executive Contributions in 2015 ($)	Company Contributions in 2015 ($)(1)	Aggregate Earnings (Losses) in 2015 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/15 ($)(3)
M. Kevin McEvoy	—	357,500	86,823	—	5,326,326
Marvin J. Migura	—	220,000	(77,540)	—	4,600,964
Roderick A. Larson	169,500	210,833	(9,336)	—	1,017,824
Clyde W. Hewlett	242,733	112,200	(56,033)	—	2,837,178
Kevin F. Kerins	100,000	88,750	172	—	1,717,343

(1)
Amounts reflect the credited contributions we made to the accounts of the Named Executive Officers in 2015. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)
Amounts shown reflect hypothetical accrued gains (or losses) in 2015 on the aggregate of contributions by the Named Executive Officers and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers, as reflected below. No amounts of such aggregate earnings are reported in the “Summary Compensation Table” above.

	Aggregate Earnings (Losses) for the Year
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
M. Kevin McEvoy	1,928	84,895	86,823
Marvin J. Migura	(13,999)	(63,541)	(77,540)
Roderick A. Larson	(5,208)	(4,128)	(9,336)
Clyde W. Hewlett	(34,888)	(21,145)	(56,033)
Kevin F. Kerins	86	86	172

(3)	Amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2015 as follows:

	Aggregate Balance
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
M. Kevin McEvoy	77,528	5,248,798	5,326,326
Marvin J. Migura	848,537	3,752,427	4,600,964
Roderick A. Larson	369,844	647,980	1,017,824
Clyde W. Hewlett	1,620,681	1,216,497	2,837,178
Kevin F. Kerins	845,314	872,029	1,717,343
Potential Payments on Termination or Change of Control

As described in the “Compensation Discussion and Analysis” above, in 2001, we entered into Change-of-Control Agreements with Messrs. McEvoy and Migura and, in subsequent years, with each of the other Named Executive Officers. Upon a change of control of Oceaneering, each of them may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. Pursuant to the Change-of-Control Agreements entered into with each of Messrs. McEvoy and Migura, we have agreed to reimburse them for all such excise taxes that may be imposed and any income taxes and excise taxes that may become payable as a result of the reimbursement. We have not agreed to reimburse Messrs. Larson, Hewlett or Kerins for any such amounts. The Change-of-Control Agreement entered into with each of Messrs. Larson, Hewlett and Kerins provides for reduction of his calculated severance package to the safe-harbor amount (as described in “Compensation Discussion and Analysis – Post-Employment Compensation Programs – Change-of-Control Agreements” above), if doing so would provide a greater benefit on an after-tax basis. Based on the amounts shown in the “Change of Control with Termination” column in the following tables, only Messrs. McEvoy, Migura and Larson would be subject to an excise tax liability, assuming a change of control occurred on December 31, 2015. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. All of the outstanding long-

term incentive agreements of the Named Executive Officers have provisions for settlement in the event of death, disability or a change of control.

Assuming a December 31, 2015 termination date and, where applicable, using the closing sale price of our Common Stock of $37.52 per share on December 31, 2015, the tables below show potential payments to each of the Named Executive Officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are already vested. As used in the agreements referenced in the tables below, the term “Change of Control” has the same meaning as the Change-of-Control Agreements define that term. For a summary of that definition, see “Compensation Discussion and Analysis – Change-of-Control Agreements” above.

M. Kevin McEvoy

Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$82,500	(1)	$—		$6,756,750	(2)
Tax Gross-up	—		—		—		6,638,158	(3)
Benefit Plan Participation	—		1,216	(1)	—		353,733	(4)
Restricted Stock Units (unvested & accelerated)	—		—		1,293,202	(5)	1,293,202	(6)
Performance Units (unvested & accelerated)	—		—		—	(7)	4,500,000	(8)
Restricted Stock Units (vested)	2,308,718	(9)	2,308,718	(9)	2,308,718	(9)	2,308,718	(9)
Performance Units (vested)	3,914,100	(10)	3,914,100	(10)	3,914,100	(10)	9,000,000	(11)
Accrued Vacation/Base Salary	74,284		74,284		74,284		74,284
SERP (vested)	5,326,326	(12)	5,326,326	(12)	5,326,326	(12)	5,326,326	(12)
TOTAL	$11,623,428		$11,707,144		$12,916,630		$36,251,171

Marvin J. Migura

Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$63,462	(1)	$—		$4,578,750	(2)
Tax Gross-up	—		—		—		3,669,143	(3)
Benefit Plan Participation	—		1,207	(1)	—		338,624	(4)
Restricted Stock Units (unvested & accelerated)	—		—		588,764	(5)	588,764	(6)
Performance Units (unvested & accelerated)	—		—		—	(7)	2,250,000	(8)
Restricted Stock Units (vested)	1,049,922	(9)	1,049,922	(9)	1,049,922	(9)	1,049,922	(9)
Performance Units (vested)	1,957,050	(10)	1,957,050	(10)	1,957,050	(10)	4,500,000	(11)
Accrued Vacation/Base Salary	84,615		84,615		84,615		84,615
SERP (vested)	4,600,964	(12)	4,600,964	(12)	4,600,964	(12)	4,600,964	(12)
TOTAL	$7,692,551		$7,757,220		$8,281,315		$21,660,782

Roderick A. Larson
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$21,154	(1)	$—		$4,138,749	(13)
Benefit Plan Participation	—		1,716	(1)	—		169,975	(4)
Restricted Stock Units (unvested & accelerated)	—		—		1,238,910	(5)	1,238,910	(6)
Performance Units (unvested & accelerated)	—		—		1,056,807	(14)	3,795,000	(8)
Accrued Vacation/Base Salary	35,327		35,327		35,327		35,327
SERP (vested)	730,003	(12)	730,003	(12)	730,003	(12)	730,003	(12)
SERP (unvested)	—	(12)	—	(12)	287,821	(12)	287,821	(12)
TOTAL	$765,330		$788,200		$3,348,868		$10,395,785

Clyde W. Hewlett
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$49,846	(1)	$—		$1,416,000	(15)
Benefit Plan Participation	—		1,716	(1)	—		163,383	(16)
Restricted Stock Units (unvested & accelerated)	—		—		296,408	(5)	296,408	(6)
Performance Units (unvested & accelerated)	—		—		—	(7)	937,500	(8)
Restricted Stock Units (vested)	472,752	(9)	472,752	(9)	472,752	(9)	472,752	(9)
Performance Units (vested)	652,350	(10)	652,350	(10)	652,350	(10)	1,608,750	(11)
Accrued Vacation/Base Salary	62,038		62,038		62,038		62,038
SERP (vested)	2,837,178	(12)	2,837,178	(12)	2,837,178	(12)	2,837,178	(12)
TOTAL	$4,024,318		$4,075,880		$4,320,726		$7,794,009

Kevin F. Kerins
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$40,962	(1)	$—		$1,221,200	(15)
Benefit Plan Participation	—		1,716	(1)	—		132,099	(16)
Restricted Stock Units (unvested & accelerated)	—		—		246,394	(5)	246,394	(6)
Performance Units (unvested & accelerated)	—		—		—	(7)	840,000	(8)
Restricted Stock Units (vested)	473,990	(9)	473,990	(9)	473,990	(9)	473,990	(9)
Performance Units (vested)	678,444	(10)	678,444	(10)	678,444	(10)	1,590,000	(11)
Accrued Vacation/Base Salary	15,873		15,873		15,873		15,873
SERP (vested)	1,717,343	(12)	1,717,343	(12)	1,717,343	(12)	1,717,343	(12)
TOTAL	$2,885,650		$2,928,328		$3,132,044		$6,236,899

(1)	Payment of benefit only if involuntary termination is the result of a reduction in force.

(2)
Amount for each indicated Named Executive Officer reflects an amount equaling three times the sum of: (a) his highest annual rate of base salary for the prior three years; (b) the maximum award he is eligible to receive under the annual cash bonus program for the current year; and (c) maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his highest annual rate of base salary in effect during the current year or any of the prior three years that is payable pursuant to the executive’s Change-of-Control Agreement.

(3)
This amount reflects a tax gross-up payment to each of Messrs. McEvoy and Migura as a result of tax that would have been imposed under Section 4999 of the Internal Revenue Code, based on a termination as of December 31, 2015 following a change of control. Under Messrs. McEvoy and Migura’s respective Change-of-Control Agreements, we would reimburse Messrs. McEvoy and Migura for such excise taxes and any income and excise taxes that would be payable as a result of that reimbursement. The calculation of the excise tax gross-up is based on an excise tax rate of 20%, a federal income tax rate of 39.6%, a Medicare tax rate of 2.35%, and no state or local income tax because Messrs. McEvoy and Migura are residents of the State of Texas, which does not impose such taxes on individuals. The calculation also treats the entire amounts of the performance unit awards as “parachute payments.”

(4)
Amount for each indicated Named Executive Officer reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance and disability benefits for a period of three years after termination that is payable pursuant to the executive’s Change-of-Control Agreement.

(5)
Amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2013, 2014 and 2015 Restricted Stock Unit Agreements. Messrs. McEvoy, Migura, Hewlett and Kerins are fully vested under their 2013 Restricted Stock Unit Agreements.

(6)
Amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2013, 2014 and 2015 Restricted Stock Unit Agreements and Change-of-Control Agreement. Messrs. McEvoy, Migura, Hewlett and Kerins are fully vested under their 2013 Restricted Stock Unit Agreements.

(7)
Upon death or disability, the performance units awarded pursuant to the 2014 and 2015 Performance Unit Agreements would vest. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2014 and 2015 Performance Unit Agreements will not be known until completion of the three-year performance periods of January 1, 2014 – December 31, 2016 and January 1, 2015 – December 31, 2017, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(8)
Amount for each Named Executive Officer reflects cash payment for outstanding unvested performance units at the maximum goal level pursuant to the executive’s 2013, 2014 and 2015 Performance Unit Agreements ($150 per unit) and Change-of-Control Agreement. Messrs. McEvoy, Migura, Hewlett and Kerins are fully vested under their 2013 Performance Unit Agreements.

(9)
Amount for each indicated Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding vested restricted stock unit pursuant to the executive’s 2013, 2014 and 2015 Restricted Stock Unit Agreements and Change-of-Control Agreement.

(10)
Amount for each indicated Named Executive Officer reflects cash payment for vested performance units awarded pursuant to the executive’s 2013 Performance Unit Agreement as a result of our achievement of (i) the maximum goal for the performance measure of our return on invested capital compared to cost of capital and (ii) between the target and maximum goals for the performance measure of our cumulative cash flow, for the three-year performance period of January 1, 2013 – December 31, 2015, as certified by the Compensation Committee in February 2016. This amount is included for each indicated executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2014 and 2015 Performance Unit Agreements for outstanding vested performance units will not be known until completion of the three-year performance periods of January 1, 2014 – December 31, 2016 and January 1, 2015 – December 31, 2017, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(11)
Amount for each indicated Named Executive Officer reflects cash payment for outstanding vested performance units at the maximum level pursuant to the executive’s 2013, 2014 and 2015 Performance Unit Agreements ($150 per unit) and Change-of-Control Agreement.

(12)
Amount for each indicated Named Executive Officer reflects the accumulated account values (including gain and losses) of contributions by the Named Executive Officer and Oceaneering for vested amounts and by Oceaneering for unvested amounts. For more information on SERP amounts, see “Nonqualified Deferred Contributions” above.

(13)
Amount for Mr. Larson reflects an amount equaling three times the sum of: (a) his highest annual rate of base salary for the prior three years; (b) the target award he is eligible to receive under the annual cash bonus program for the current year; and (c) the maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his highest annual rate of base salary in effect during the current year or any of the prior three years that is payable pursuant to his Change-of-Control Agreement.

(14)
Upon death or disability, the performance units awarded pursuant to the 2013, 2014 and 2015 Performance Unit Agreements would vest. Amount for Mr. Larson reflects a cash payment for performance units awarded pursuant to the executive’s 2013 Performance Unit Agreement as a result of our achievement of (i) the maximum goal for the performance measure of our return on invested capital compared to cost of capital and (ii) between the target and maximum goals for the performance measure of our cumulative cash flow, for the three-year performance period of January 1, 2013 – December 31, 2015, as certified by the Compensation Committee in February 2016. This amount is included for the executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2014 and 2015 Performance Unit Agreements will not be known until the completion of the three-year performance periods of January 1, 2014 – December 31, 2016 and of January 1, 2015 – December 31, 2017, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(15)
Amount for each indicated Named Executive Officer reflects an amount equaling two times the sum of: (a) his highest annual rate of base salary for the prior three years; and (b) the target award he is eligible to receive under the annual cash bonus program for the current year that is payable pursuant to his Change-of-Control Agreement.

(16)
Amount for each indicated Named Executive officer reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance and disability benefits for a period of two years after termination that is payable pursuant to his Change-of-Control Agreement.

COMPENSATION OF NONEMPLOYEE DIRECTORS
During 2015, we paid each of our nonemployee directors (other than Mr. Huff), on a quarterly basis, an annual cash retainer of $80,000 with additional annual cash retainers of $15,000 to the Chairman of the Audit Committee and $8,000 to each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee. During 2015, we did not pay nonemployee directors any additional amount for attendance at meetings of the Board or a Committee of the Board. Mr. Webster’s cash retainer was prorated, based on his appointment to the Board on March 17, 2015. Mr. DesRoche, who retired from the Board in May 2015, also received a prorated retainer. Mr. Huff, the Chairman of the Board, did not receive any cash retainer in 2015. Mr. McEvoy, our Chief Executive Officer, does not receive separate compensation for his service as a director. See “Summary Compensation Table” above for information concerning the compensation paid to Mr. McEvoy.

During 2015, besides payment of annual retainers, our nonemployee directors were also allowed to participate in health care coverage the same as provided to employees in our basic medical plans. Nonemployee directors could elect to participate in the health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. We paid the Medicare premium for Mr. Hughes. Mr. Huff’s Amended Service Agreement, which is described below, provides for medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives. All directors are provided a group personal excess liability insurance policy at no cost to the directors and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.

In 2015, our nonemployee directors were awarded shares of restricted stock under our Incentive Plan as follows: Mr. Huff: 10,000 shares; each of Messrs. Collins, Hughes, Murphy, Pappas and Webster: 4,000 shares; and Mr. DesRoche, who retired from the Board in May 2015: 2,000 shares. In accordance with the terms of the applicable award agreements, the restricted stock awards vested in full on the first anniversary of their respective award dates. The awards were subject to (i) possible earlier vesting on a change of control or the termination of the director’s service due to death, or in the case of Mr. DesRoche, termination of his service due to death or retirement (which became effective in May 2015), and (ii) such other terms as were set forth in the award agreements with the respective directors. For information about stock ownership guidelines for nonemployee directors, see “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

The table below summarizes the compensation of our nonemployee directors for the year ended December 31, 2015.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
John R. Huff	—	524,000	1,957,050	95,969	2,577,019
T. Jay Collins	80,000	209,600	—	17,690	307,290
Jerold J. DesRoche	44,000	104,800	—	14,655	163,455
D. Michael Hughes	88,000	209,600	—	22,720	320,320
Paul B. Murphy, Jr.	95,000	209,600	—	27,853	332,453
Harris J. Pappas	84,000	209,600	—	1,443	295,043
Steven A. Webster	70,000	209,600	—	126	279,726

(1)	Amounts shown are attributable entirely to annual retainers as described in “Compensation of Nonemployee Directors” above.

(2)
The amounts reflect the aggregate grant date fair value of awards by us in 2015 related to restricted stock awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015. The aggregate number of restricted shares and/or restricted stock units outstanding as of December 31, 2015, for each of Messrs. Collins, Hughes, Murphy, Pappas and Webster was 4,000, for Mr. Huff was 45,000 (comprised of 10,000 restricted shares and 35,000 restricted stock units), and for Mr. DesRoche was 2,000. There are no shares subject to outstanding stock options.

(3)
The amount represents the cash payment for performance units for Mr. Huff pursuant to his 2013 Chairman Performance Unit Agreement, as a result of our achievement of (i) the maximum goal for the performance measure of our return on invested capital compared to cost of capital and (ii) between the target and maximum goals for the performance measure of our cumulative cash flow, for the three-year performance period of January 1, 2013 – December 31, 2015, resulting in a final value for each 2013 performance unit of $130.47, as certified by our Board in February 2016.

(4)
The amount shown for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisite received by any director, except as quantified for Messrs. Huff and Murphy in footnote (5) below.

(5)	The amounts shown for 2015 are attributable to the following:

•
Mr. Huff: (i) $27,311 for tax gross-up payments associated with his medical coverage described below and (ii) perquisites and other personal benefits comprised of: provision of excess liability insurance; and annual premiums and reimbursement of medical costs for health care, including premium and costs reimbursed for a supplemental medical insurance plan ($68,658).

•
Mr. Collins: perquisites and other personal benefits comprised of: provision of excess liability insurance; annual premium for basic health care provided by us; and premium and costs reimbursed for a supplemental medical insurance plan.

•	Mr. DesRoche: perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium and costs reimbursed for a supplemental medical insurance plan.

•
Mr. Hughes: perquisites and other personal benefits comprised of: provision of excess liability insurance; annual premium for basic health care provided by us; Medicare premium paid by us; and premium and costs reimbursed for a supplemental medical insurance plan.

•	Mr. Murphy: perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium and costs reimbursed for a supplemental medical insurance plan ($26,410).

•	Messrs. Pappas and Webster: perquisites and other benefits comprised of: provision of excess liability insurance; and premium for a supplemental medical insurance plan.

Service Agreement with Mr. Huff

In 2001, we entered into a Service Agreement with Mr. Huff (the “Service Agreement”), when Mr. Huff was serving as our Chairman of the Board and Chief Executive Officer. The Service Agreement replaced Mr. Huff’s prior employment agreement. Since 2001, the Service Agreement provides (as did the prior employment agreement) medical coverage on an after-tax basis to Mr. Huff, his spouse and children during his employment with us and thereafter for their lives. The Service Agreement also continues to provide that, if any payments thereunder would cause Mr. Huff to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then we would pay Mr. Huff an additional amount to make him whole for that tax liability. The Service Agreement was amended in 2006 and 2008 (as amended, the “Amended Service Agreement”) to address, among other things, issues arising under Section 409A of the Internal Revenue Code. The Amended Service Agreement, among other things, provides for entitlement to post-retirement benefits of $800,000 per year for 10 years, which became fully vested and commenced on August 15, 2011, provided that in the event of Mr. Huff’s death, his disability or a change of control, all unpaid amounts would be accelerated and become payable in a non-discounted lump-sum payment. The Amended Service Agreement also provides for a tax-protection clause, generally to ensure that Mr. Huff would not be impacted adversely by taxes under Section 409A of the Internal Revenue Code.

Also as part of Mr. Huff’s retirement benefits, we established an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance that we would set aside an adequate source of funds to fund the payment of the post-retirement benefits under the Amended Service Agreement, including the medical coverage benefits payable to Mr. Huff, his spouse and their children for their lives. In connection with the establishment of the trust, we contributed to the trust a life insurance policy on the life of Mr. Huff which we had previously obtained, and we agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the Consumer Price Index, at any time after January 1, 2012, the excess may be paid to us. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).
Assuming a December 31, 2015 termination date of Mr. Huff’s serving as our Chairman of the Board (for reasons other than his refusal to serve as our Chairman of the Board) for any reason other than we have failed to fulfill our obligations under his Amended Service Agreement, and, where applicable using the closing sale price of our Common Stock of $37.52 per share on December 31, 2015, potential payments to Mr. Huff consist of: $4,000,000, which reflects the unpaid portion of Mr. Huff’s vested post-retirement benefit which would be accelerated and become payable in a non-discounted lump sum payment in the event of Mr. Huff’s death, his disability or a change of control; and $5,813,200, which reflects: (i) the value of shares of Common Stock that would be delivered for each outstanding vested and unvested restricted stock unit pursuant to the Amended Service Agreement and his Chairman Restricted Stock Unit Agreements; and (ii) a cash payment for outstanding performance units, pursuant to the Amended Service Agreement and his Chairman Performance Unit Agreements, at the maximum goal level of $150 per unit. Based on these amounts, Mr. Huff would not be subject to an excise tax liability. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable.

Assuming a December 31, 2015 termination date of Mr. Huff’s serving as our Chairman of the Board as a result of his refusal to serve as our Chairman of the Board for any reason other than that we have failed to fulfill our obligations under the Amended Service Agreement, Mr. Huff would forfeit all unvested restricted stock units and performance units that were awarded to him and his vested performance units would be paid at the target goal level of $100 per unit, resulting in a reduction of $2,187,600 from the potential payment stated above pursuant to his applicable agreements.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which (i) Oceaneering or any of its subsidiaries is a participant; (ii) any related person has a direct or indirect material interest; and (iii) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC. Under the policy, related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor related-person transactions and, if a determination is made that a proposed transaction or category of transaction is a related-person transaction, a submission is made to the Nominating and Corporate Governance Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.

Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2015, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000.

No director or executive officer of Oceaneering who has served in such capacity since January 1, 2015 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2016 Annual Meeting of Shareholders, other than as described in this Proxy Statement.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2016. Although we are not required to seek shareholder approval of the appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee would take if our shareholders fail to ratify the appointment. The Audit Committee retains the discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Oceaneering. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

In accordance with our bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2016 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker non-votes marked on proxy cards will not be included in the tabulation of votes cast on this proposal.

Our Board of Directors unanimously recommends a vote FOR this proposal. The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2016, unless a contrary choice is set forth thereon or unless an abstention or broker non-vote is indicated thereon.

The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2015 and 2014.

Fees Incurred for Audit and Other Services Provided by Ernst & Young LLP	2015	2014
Audit Fees (1)	$2,489,000	$2,825,000
Audit-Related Fees (2)	16,000	178,000
Tax Fees (3)	23,000	41,000
All Other Fees (4)	2,000	2,000
Total	$2,530,000	$3,046,000

(1)
Audit Fees represent fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-Related Fees consisted of accounting, consultation services, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service.

The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2015 was compatible with maintaining that firm’s independence from us.

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditors are required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.

None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the Chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2017 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, so that such notice is received not later than December 9, 2016. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, any shareholder who intends to submit a proposal for consideration at our 2017 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our bylaws, such notice must:

•	be received at our executive offices not earlier than November 7, 2016 and not later than close of business on January 6, 2017; and

•	satisfy requirements that our bylaws specify.

A copy of the pertinent bylaw provisions can be obtained from our Corporate Secretary on written request.

We received no shareholder proposals and no shareholder director nominations for the 2016 Annual Meeting of Shareholders.
TRANSACTION OF OTHER BUSINESS

Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2016 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy and return it in the enclosed postage-paid return envelope, or vote via the Internet or by telephone by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.

WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2015. WRITTEN REQUESTS SHOULD BE MAILED TO DAVID K. LAWRENCE, CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., 11911 FM 529, HOUSTON, TEXAS 77041-3000.

By Order of the Board of Directors,

April 8, 2016	David K. Lawrence Senior Vice President, General Counsel and Secretary

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 5, 2016.

IMPORTANT ANNUAL MEETING INFORMATION
Vote by Internet • Go to www.investorvote.com/oii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure Web Site
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals - The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:		For	Withhold
01	M. Kevin McEvoy	☐	☐
02	Paul B. Murphy, Jr.	☐	☐

		For	Against	Abstain
2. Advisory vote on a resolution to approve the compensation of our Named Executive Officers.		☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2016.		☐	☐	☐

4. In their discretion, the proxies referred to herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Non-Voting Items
Change of Address — Please print any new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Oceaneering International, Inc.

Notice of 2016 Annual Meeting of Shareholders
Proxy Solicited on behalf of the Board of Directors for the 2016 Annual Meeting

W. Cardon Gerner and David K. Lawrence, and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of Oceaneering International, Inc. held of record by the undersigned as of the close of business on March 23, 2016, at the Annual Meeting of Shareholders to be held on May 6, 2016 in Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2015 and the Notice of the 2016 Annual Meeting of Shareholders and related Proxy Statement.

This proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this proxy card or vote by telephone or Internet as described below before the Annual Meeting.

Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the above to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, you should read the proxy statement and this proxy card in their entirety. Please follow the steps listed on the reverse side. Your vote will be confirmed and posted promptly. Thank you for voting.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your Voting Instruction Form, you may choose one of the voting methods outlined below to provide your voting instructions.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Voting instructions submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 28, 2016.

IMPORTANT ANNUAL MEETING INFORMATION
Voting Instructions by Internet • Go to www.investorvote.com/oii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure Web Site
Voting Instructions by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Confidential Voting Instruction Form
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals - The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:		For	Withhold
01	M. Kevin McEvoy	☐	☐
02	Paul B. Murphy, Jr.	☐	☐

		For	Against	Abstain
2. Advisory vote on a resolution to approve the compensation of our Named Executive Officers.		☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2016.		☐	☐	☐

4. In its discretion, the Trustee referred to herein is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Non-Voting Items
Change of Address — Please print any new address below.

Authorized Signatures — This section must be completed for your voting instructions to be acted upon. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT PROVIDED YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Confidential Voting Instructions — Oceaneering International, Inc.

Notice of 2016 Annual Meeting of Shareholders
Confidential Voting Instruction Form for 2016 Annual Meeting

The undersigned participant in the Oceaneering Retirement Investment Plan (the “Plan”) hereby directs Wells Fargo Bank, N.A., the trustee for the Plan (the “Trustee”), to vote all shares of common stock of Oceaneering International, Inc. held in the undersigned’s Plan account of record by the undersigned, as of the close of business on March 23, 2016, at the Annual Meeting of Shareholders to be held on May 6, 2016 in Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2015 and the Notice of the 2016 Annual Meeting of Shareholders and related Proxy Statement.

This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

Providing voting instructions by telephone or Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, you should read the proxy statement and Voting Instruction Form. Please follow the steps listed on the reverse side. Your voting instructions will be confirmed and posted promptly. Thank you for participating.